Exhibit 21.1

Subsidiaries of Cazoo Group Ltd

Legal Name of Subsidiary	Jurisdiction of Organization
Cazoo Holdings Limited	United Kingdom
Cazoo Properties Limited	United Kingdom
Cazoo Limited	United Kingdom
Drover Limited	United Kingdom
Smart Fleet Solutions Limited	United Kingdom
Drover Technologies Lda	Portugal
Cazoo Trading Germany GmbH	Germany
Cluno GmbH	Germany
Cluno Fintech 1 GmbH	Germany
Cluno Fintech 2 GmbH	Germany
Cazoo Properties Germany GmbH	Germany
CSS Mobility Germany GmbH & Co. KG	Germany
Cazoo Trading France SaS	France
Drover France SaS	France
Cazoo Properties France SaS	France
Imperial Car Supermarkets Limited	United Kingdom
Imperial Cars of Swanwick Limited	United Kingdom
Carsaz Limited	United Kingdom
Fantastic Cars Limited	United Kingdom
Cazoo Data Services Ltd	United Kingdom
Arctos Holdings Limited	United Kingdom
CD Auction Group Limited	United Kingdom
Ensco 1109 Limited	United Kingdom
GBJ Developments Limited	United Kingdom
Hudson Kapel Limited	United Kingdom
Moorgate House (Newco) Limited	United Kingdom
Project Chicago Newco Limited	United Kingdom
SMH Fleet Solutions Limited	United Kingdom